Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com
FOR IMMEDIATE RELEASE

Kratos Completes Sale of Public Safety & Security Division to Securitas Electronic Security, Inc.

SAN DIEGO, CA, June 11, 2018, (GLOBE NEWSWIRE) - Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS), a leading National Security Solutions provider, announced today that it has completed the previously announced sale of its Public Safety & Security Division (PSS) to Securitas Electronic Security, Inc. At the transaction close, Kratos received $70.7 million in cash, subject to a working cash adjustment, and Kratos expects to ultimately receive approximately $70 million of net cash proceeds from the transaction, net of related transaction expenses, as previously described. With the closing of this transaction, Kratos' pro forma cash balance at April 1, 2018 would have been $198.5 million, with pro forma net leverage of approximately 2.0X.
Eric DeMarco, Kratos' President and CEO, said, "This divestiture continues the successful execution of Kratos' strategy of being a high technology, product and systems aerospace and defense company. Kratos is the recognized industry leader in the development, demonstration and fielding of affordable systems and this divestiture will allow us greater focus and financial flexibility for our high growth core businesses, including unmanned aerial drones, satellite communications, missile defense, training systems and microwave electronics."
Canaccord Genuity served as exclusive financial advisor to Kratos in connection with the transaction and Paul Hastings LLP served as legal counsel.
About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops transformative, affordable technology for the Department of Defense and commercial customers. Kratos is changing the way breakthrough technology for these industries are brought to market through proactive research and a streamlined development process. Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, training and combat systems. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Kratos and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Kratos undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Kratos believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Kratos in general, see the risk disclosures in the Annual Report on Form 10-K of Kratos for the year ended December 31, 2017, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Kratos.